Exhibit 8.1

355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
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William Lyons Homes, a Delaware corporation

4695 MacArthur Court

8th Floor

Newport Beach, CA 92660

Re:	Agreement and Plan of Merger and Reorganization, dated as of November 5, 2019

Ladies and Gentlemen:

We have acted as special tax counsel to William Lyon Homes, a Delaware corporation (“Company”), in connection with the proposed merger (the “First Merger”) of Tower Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Taylor Morrison Home Corporation, a Delaware corporation (“Parent”), with and into Company with Company surviving, as contemplated by the Agreement and Plan of Merger, dated as of November 5, 2019, by and among Parent, Merger Sub and Company (the “Merger Agreement”). Under certain circumstances more fully described in the Registration Statement (as defined below), an alternative structure may be utilized in which, immediately following the First Merger, Company would be merged as part of one integrated transaction into a Delaware limited liability company (“Merger Sub 2”) wholly-owned by Parent that is classified as a disregarded entity for U.S. federal income tax purposes with Merger Sub 2 surviving (the “Second Merger”). If the Second Merger occurs, then the First Merger and Second Merger, taken together, are referred to herein as the “Merger.” If the Second Merger does not occur, the First Merger is referred to herein as the “Merger.”

This opinion is being delivered in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) initially filed by Parent on December 6, 2019, including the joint proxy statement/prospectus forming a part thereof (the “Joint Proxy Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) the Joint Proxy Statement/Prospectus, (iv) the respective tax representation

December 6, 2019

letters of Parent, Merger Sub and Company, each dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.    Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.    The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Delaware;

3.    All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.    Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects up to and including the Effective Time, in each case without such qualification; and

5.    The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the Joint Proxy Statement/Prospectus, we are of the opinion that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.    This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.    No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any matter whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements,

December 6, 2019

representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the Joint Proxy Statement/Prospectus and the Representation Letters, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences of the Merger.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP